ARES DYNAMIC CREDIT ALLOCATION FUND TO WEBCAST

2020 ANNUAL MEETING OF SHAREHOLDERS

NEW YORK—May 1, 2020—Ares Dynamic Credit Allocation Fund, Inc. (the “Fund”) (NYSE: ARDC) announced that due to the emerging public health impact of the COVID-19 outbreak, the Fund has changed the format of its 2020 Annual Meeting of Shareholders from a physical in-person meeting to a virtual webcast.

The Annual Meeting will still be held on May 21, 2020 at 12:00 p.m. Pacific Time, but will take place in a virtual meeting format via a live webcast. Instructions on how to register to attend, vote and ask questions at the Annual Meeting can be found at https://viewproxy.com/AresDynamicCreditAllocationFund/broadridgevsm. Shareholders whose shares are registered in the name of a bank, brokerage firm or other nominee that desire to vote their shares at the Annual Meeting may need to contact their bank, brokerage firm or other nominee to receive instructions on how to obtain a legal proxy and control number that will allow the shareholder to vote at the Annual Meeting. Participants are encouraged to give themselves plenty of time to log in and ensure that they can hear audio prior to the start of the Annual Meeting.

The Fund encourages eligible shareholders to vote on the proposals prior to the Annual Meeting using the instructions provided in its proxy materials. While shareholders may have the opportunity to ask questions at the Annual Meeting, only questions submitted via the live webcast that are pertinent, as determined by the chairman of the Annual Meeting, will be answered during the Meeting, subject to time constraints.

In addition, the Fund has been informed by its service provider that due to COVID-19 related difficulties, a delay has occurred in mailing of the Proxy Materials for the 2020 Annual Meeting of Shareholders. The Fund has been working diligently with its service provider to facilitate prompt delivery, and the mailing has now been completed. Shareholders may also access the Fund’s proxy statement at http://arespublicfunds.com/funds/ardc/investor-documents/.

About Ares Dynamic Credit Allocation Fund, Inc.

Ares Dynamic Credit Allocation Fund, Inc. (“ARDC”) is a closed-end management company that is externally managed by Ares Capital Management II LLC, a subsidiary of Ares Management Corporation. ARDC seeks to provide an attractive level of total return primarily through current income and, secondarily, through capital appreciation. ARDC invests in a broad, dynamically-managed portfolio of credit investments. There can be no assurance that ARDC will achieve its investment objective. ARDC’s net asset value may be accessed through its NASDAQ ticker symbol, XADCX. Additional information is available at www.arespublicfunds.com.

About Ares Management Corporation

Ares Management Corporation is a leading global alternative investment manager operating three integrated businesses across Credit, Private Equity and Real Estate. Ares Management’s investment groups collaborate to deliver innovative investment solutions and consistent and attractive investment returns for fund investors throughout market cycles. Ares Management’s global platform had $149 billion of assets under management as of December 31, 2019 and employs approximately 1,200 employees in over 20 offices in more than 10 countries. Please visit www.aresmgmt.com for additional information.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the U.S. securities laws, and may relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in interest rates and significant market volatility on our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission and others beyond the Fund’s control. Ares Dynamic Credit Allocation Fund undertakes no duty to update any forward-looking statements made herein.

This document is not an offer to sell securities and is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. An investor should consider the Fund’s investment objective, risks, charges and expenses carefully before investing.

Ares Dynamic Credit Allocation Fund is a closed-end fund, which does not engage in a continuous offering of its shares. Since its initial public offering, the Fund has traded on the New York Stock Exchange under the symbol ARDC. Investors wishing to purchase or sell shares may do so by placing orders through a broker dealer or other intermediary.

Contact

Media:

Mendel Communications LLC

Bill Mendel

bill@mendelcommunications.com

(212) 397-1030

Investors:

Ares Dynamic Credit Allocation Fund, Inc.

Carl Drake

cdrake@aresmgmt.com

(678) 538-1981

or

John Stilmar

jstilmar@aresmgmt.com

(678) 538-1983

or

Destra Capital Investments

ARDC@destracapital.com

(877) 855-3434